Exhibit 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 1, 2020 (the “Effective Date”), between SACHEM Capital Corp., a New York corporation (the “Company”), having its principal place of business at 698 Main Street, Branford, Connecticut 06405, and Peter J. Cuozzo, having an address at 8944 St. Lucia Drive, Suite 102, Naples, Florida 34114 (“Executive”).

WITNESSETH

WHEREAS, the Company, recognizing the unique skills and abilities of the Executive, wishes to retain the services of the Executive as an employee on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to provide services to the Company as an employee on the terms and conditions set forth herein; and

WHEREAS, the parties desire, by this Agreement, to set forth the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Company and the Executive agree as follows:

1.   Employment and Duties.

(a)    The Company hereby offers Executive employment on the terms and condition set forth herein and Executive hereby accepts such offer of employment. Executive’s title shall be Executive Vice President and Chief Operating Officer. Executive’s duties shall include (i) overseeing, supervising and managing the Company’s Business (as defined in Section 10(a) below), (ii) overseeing and supervising the Company’s expansion into Florida, Texas and such other markets identified by the Company’s chief executive office (the “CEO”) and/or the Company’s board of directors (the “Board”) and (iii) such other duties, responsibilities, tasks and projects as shall be determined by the CEO and/or the Board, with the understanding that Executive shall have the customary authority and support to accomplish such assigned duties, responsibilities, tasks and projects.

(b)    Executive shall be supervised by the CEO and shall report to the CEO and, if directed to do so, to the Board.

(c)    Executive shall be based at 8944 St. Lucia Drive, Suite 102, Naples, Florida 34114 or such other location as may be approved in advance by the CEO. In addition, Executive shall be required to work from the Company’s principal place of business at such time (currently 698 Main Street, Branford, Connecticut) as frequently and for such period of time as directed by the CEO.

(d)    Executive will be a full-time employee of the Company and agrees to devote substantially all his attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of his positions and to accomplish the goals and objectives of the Company as may be established by the CEO and/or the Board from time to time. Notwithstanding the foregoing, Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder and, with respect to subsections (i) and (ii) below, that such activity is pre-approved by the Board: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that Executive shall not serve on any board or committee of any corporation or other business which competes with the Company’s Business; and (ii) make investments in businesses or enterprises and manage his personal investments; provided that with respect to such activities, Executive shall comply with any business conduct and ethics policy applicable to employees of the Company.

2.   Term. The term of this Agreement shall commence on the Effective Date and shall continue until either the Company or Executive gives written notice to the other party that it is terminating this Agreement (the “Termination Notice”). Such notice shall include the date on which this Agreement is being terminated (the “Termination Date”), which date may not be earlier than seven (7) nor later than thirty (30) days following the delivery of the Termination Notice; provided, however, in the case of a termination for “Cause” by the Company or for “Good Reason” by Executive (as such terms are defined in Section 8(b)), the Termination Date shall be no less than twenty (20) days following the delivery of the Termination Notice. The period beginning on the Effective Date and ending on the Termination Date is herein sometimes referred to as the “Employment Term”.

3.   Compensation. As compensation for performing the services required by this Agreement, the Executive shall be compensated as follows:

(a)    Base Compensation. The Company shall pay Executive an annual base salary (“Base Compensation”) of $250,000, payable in equal installments pursuant to the Company’s customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for all applicable federal, state, and local income and employment related taxes. Executive may be entitled to such increases in Base Compensation at such time and in such amount as shall be determined by the Company’s Compensation Committee (the “Committee”), in its sole and absolute discretion, based on an annual review of Executive’s performance.

(b)   Bonus and Incentive Compensation. Executive shall be entitled to additional compensation based on (i) the growth of the Company’s Business (as defined below) in those markets that Executive has been directed to expand and/or develop, (ii) capital origination, whether via the sale by the Company of its equity, debt or derivative securities or via new credit facilities with traditional or non-traditional lenders and (iii) mergers and acquisitions of other entities or assets. In addition, Executive shall participate in any incentive compensation programs established by the Board and/or Committee for the Company’s senior executive personnel. The Board and/or the Committee, in their sole and absolute discretion, shall determine, the terms and conditions relating to bonus and incentive compensation payable hereunder, including the years in which such compensation shall be payable, the terms under which such compensation shall be payable, the amount of such compensation shall be payable and the form in which such compensation shall be payable. With respect to the Company’s current fiscal year, the Board shall adopt an incentive bonus plan pursuant to this Section3(b) on or before September 30, 2020. With respect to the Company’s fiscal years beginning after December 31, 2020, the Board shall adopt an incentive bonus plan pursuant to this Section 3(b), on or before January 31 of such fiscal year.

(c)    Signing Bonus. As an inducement to enter into this Agreement, the Company agrees to pay Executive a one-time “signing bonus” in the amount of $25,000.00, which shall be payable no later than July 31, 2020.

4.   Employee Benefits. During the Employment Term and subject to the limitations set forth in this Section 4, Executive and his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to senior executives of the Company.

5.   Vacation and Leaves of Absence. Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than twenty-five (25) days during each twelve (12) month period, commencing on the Effective Date of this Agreement. Vacation days shall accrue ratably over the 12-month period on a monthly basis. Any vacation days that are not taken in a given twelve (12) month period shall be forfeited and shall not accrue or carry-over to the ensuing 12-month period. Any accrued and unused vacation for the year in which this Agreement terminates will be paid to Executive within ten (10) days of such termination based on his annual rate of Base Compensation in effect on the Termination Date. In the event, the number of accrued vacation days in the year of termination was less than the number of vacation days actually used in such year, Executive’s final paycheck will be reduced for the number of such excess vacation days taken based on his annual rate of Base Compensation in effect on the Termination Date. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Company in its sole and absolute discretion may determine, and Executive shall be entitled to the same sick leave and holidays provided to other senior executives of the Company.

6.   Expense Reimbursement. Executive shall be promptly reimbursed against presentation of vouchers or receipts for all reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder.

7.   Indemnification.

(a)    General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is an officer of the Company, is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (in accordance with the certificate of incorporation and/or bylaws of the Company), as the same exists or may hereafter be amended, against all Expenses (as defined below) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)    Expenses. As used in this Section 7, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Section 7.

(c)    Enforcement. If a claim or request under this Agreement is not paid by the Company, or on their behalf, within fifteen (15) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. The burden of proving that Executive is not entitled to indemnification for any reason shall be upon the Company.

(d)    Subrogation. In the event of payment under this Section 7, the Company shall be subrogated to the extent of such payment to all of Executive’s rights of recovery.

(e)    Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(f)    Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses.

(g)    Notice of Claim. Executive shall give to the Company notice of any claim made against his for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

(h)    Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof: (i) the Company will be entitled to participate therein at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Executive shall have reasonably concluded that there may be a conflict of interest between the Company and Executive in the conduct of the defense of such action.

The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive shall unreasonably withhold or delay their consent to any proposed settlement.

(i)    Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation, by laws, or other governing documents of the Company, agreement, vote of stockholders, members or disinterested directors or otherwise.

(j)    Directors and Officers Liability Policy. The Company agrees to use reasonable efforts to maintain directors and officers liability insurance covering Executive in a reasonable and adequate amount determined by the Company.

8.   Termination and Termination Benefits.

(a)    Termination. This Agreement may be terminated at any time by the Company, with or without “Cause” (as defined in Section 8(e)(i) below), or by Executive, for “Good Reason” (as defined in Section 8(e)(ii) below) or for no reason.

(i)      For Cause. In the event the Company desires to terminate this Agreement for Cause, the Company shall deliver a written notice to Executive setting forth the acts or omission giving rise to “Cause” and setting forth the actual Termination Date (as defined in Section 2 above), which shall be no earlier than twenty (20) days following the date of the Termination Notice, and, unless Executive has cured such Cause prior to the Termination Date to the reasonable satisfaction of the Company, this Agreement shall terminate on the Termination Date.

(ii)     Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time by delivering a Termination Notice in accordance with Section 2.

(iii)    Good Reason. Executive may terminate his employment hereunder for “Good Reason” by delivering a written notice to the Company setting forth the acts or omission giving rise to “Good Reason” and setting forth the actual Termination Date (as defined in Section 2 above), which shall be no earlier than twenty (20) days following the date of the Termination Notice, and, unless the Company has cured such Good Reason prior to the Termination Date to the reasonable satisfaction of Executive, this Agreement shall terminate on the Termination Date.

(iv)    No Reason. Executive may terminate this Agreement at any time for no reason by delivering a Termination Notice in accordance with Section 2.

(v)     Death and Disability. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive’s death. If due to illness, physical or mental disability, or other incapacity, Executive shall fail, for a total of any two (2) consecutive months (“Disability”), to substantially perform the principal duties required by this Agreement, this Agreement shall terminate upon fifteen (15) days’ written notice to Executive.

(b)    Termination Benefits.

(i)     Termination for Cause or Upon Death or Disability. In the event of a termination pursuant to Section 8(a), Executive (or his estate, in the case of death), shall be entitled to payment of his Base Compensation and the benefits pursuant to Section 4 hereof up to the Termination Date.

(ii)    Termination Without Cause or For Good Reason. If, prior to July 1, 2022, the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates his employment for Good Reason, the Executive shall continue to be paid his Base Compensation, at the rate in effect on the Termination Date, for a period of eighteen (18) months following the Termination Date; provided, however, if the Executive obtains new employment within such 18-month period, such payments shall be reduced by the compensation received by Executive under his new employment arrangement.

(c)    Fringe Benefits. Except to the extent otherwise provided by applicable law, any agreement by which the Company is bound or any governing instrument of any plan maintained by the Company or in which the Company participates, from and after the Termination Date Executive shall no longer be eligible to participate in any benefit, bonus, incentive or other plan or program provided or maintained by the Company. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plans or programs of the Company at or subsequent to the date of termination shall be payable in accordance with such plans or programs.

(e)    Definitions.

(i)      Cause. “Cause” means (a) the continuing willful failure by Executive to substantially perform his duties hereunder for any reason other than total or partial incapacity due to physical or mental illness, (b) any act or omission on the part of Executive in the performance of his duties hereunder that, in the reasonable determination of the Company, constitutes gross negligence, gross malfeasance or willful misconduct and that causes material harm to the Company or its reputation, (c) any act or omission by Executive constituting fraud, a felony crime or an act of moral turpitude. For purposes of this definition of Cause, no act or failure to act on the part of Executive shall be considered willful if it is done, or omitted to be done, by Executive in good faith and with a good faith belief that Executive’s act or omission was in the best interests of the Company.

(ii)     Good Reason. “Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Company breaches this Agreement in any material respect; (b) the Company fails to use its reasonable best efforts to maintain, or cause to be maintained directors and officers liability insurance coverage for the Executive; (c) the Company purports to terminate the Executive’s employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement.

(g)    Payment. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 8, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within ninety (90) days after the Date of Termination, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than ninety (90) days after such Date of Termination. As soon as practicable hereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

9.     Company Property. All confidential and proprietary information furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Executive’s employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of Executive’s employment, Executive shall immediately deliver the same to the Company or shall deliver a signed certificate to the Company that all such Confidential Information has been destroyed and/or permanently deleted from all devices in the possession of or accessible by Executive. In the event Executive fails to comply with his obligations under this Section 9, the Company shall have the rights and remedies set forth in Section 10(e).

10.    Covenant Not to Compete.

(a)    Covenants Against Competition. Executive acknowledges that as of the execution of this Agreement (A) the Company is engaged in real estate finance specializing in originating, servicing and managing a portfolio of first mortgage loans to real estate investors to fund their acquisition, renovation, rehabilitation, development or improvement of residential or commercial properties located primarily in Connecticut, Massachusetts, Rhode Island, Florida, Texas and New York (the “Business”); (B) the Company’s Business is conducted primarily in Connecticut and, to a lesser extent in Massachusetts, Rhode Island, New York, Florida and Texas and may be expanded to other locations (the “Territories”); (C) his employment with the Company will have given him access to confidential information concerning the Company, its Business, operations and financial condition; and (D) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, Executive covenants and agrees as follows:

(i)     Without the prior written consent of the Board, Executive shall not during the Restricted Period (as defined below) within the Restricted Area (as defined below) (except in Executive’s capacity as an officer of the Company or any of its affiliates), (A) engage or participate in any business activities that compete or could potentially compete with the Business; (B) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in a business similar to the Business; or (c) acquire an equity interest in any such person; provided, however, that during the Restricted Period Executive may own, directly or indirectly, solely as a passive investment, securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

(ii)    As used herein: (A) “Restricted Period” shall mean the eighteen-month period commencing on the Termination Date unless Executive is terminated by the Company without Cause after July 1, 2022, in which event the Restricted Period shall be zero months; and (B) “Restricted Area” shall mean any place within the Territories or any other location in which the Company is then actually or actively considering conducting Business.

(b)    Confidential Information; Personal Relationships. Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. Executive agrees that, during and after the Restricted Period, without the prior written consent of the Board, Executive shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company’s Business including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by Executive heretofore or hereafter (such information shall be referred to herein collectively as “Confidential Information”); provided, that nothing in this Agreement shall prohibit Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against Executive by or in the right of the Company. Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not be deemed to include any general knowledge, skills or experience acquired by Executive or any knowledge or information known or available to the public in general. Executive shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving Executive.

(c)    Employees of the Company and its Affiliates.  During the Restricted Period, without the prior written consent of the Board of the Company, Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within the two (2) years preceding Executive’s hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company shall be excluded from those persons protected by this Section 10(c) for the benefit of the Company.

(d)    Business Relationships. During the Restricted Period, Executive shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person’s business relationship with the Company.

(e)    Rights and Remedies Upon Breach. If Executive breaches, threatens to commit a breach of, any of the provisions contained in Section 10 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)      Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(ii)    Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of Restrictive Covenants.

(iii)    Severance. The right to withhold any payments due to Executive under this Agreement.

(f)     Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. The provisions set forth in this Section 10 shall be in addition to any other provisions of the business conduct and ethics policy applicable to employees of the Company and its subsidiaries during the term of Executive’s employment.

(g)    Saving Clause. If the period of time or the area specified in Section 10(a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in the foregoing Section 10(a), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

11.   Executive’s Representation and Warranties. Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as officer and employee by Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Executive is currently a party.

12.   Miscellaneous.

(a)    Integration; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b)    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(c)    Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

(d)    Power and Authority. The Company represents and warrants to Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

(e)    Burden and Benefit; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns. In addition to, and not in limitation of, anything contained in this Agreement, it is expressly understood and agreed that the Company’s obligations to make the payments required under Section 8(b) shall survive any termination of this Agreement.

(f)    Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New York. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g)    Arbitration; Remedies. Any dispute or controversy arising under this Agreement or as a result of or in connection with Executive’s employment (other than disputes arising under Section 10) shall be arbitrated and settled pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect in a proceeding held in New York, New York. This provision shall also apply to any and all claims that may be brought under any federal or state anti-discrimination or employment statute, rule or regulation, including, but not limited to, claims under: the National Labor Relations Act; Title VII of the Civil Rights Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform and Control Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; and the Equal Pay Act. The decision of the arbitrator and award, if any, is final and binding on the parties and the judgment may be entered in any court having jurisdiction thereof. The parties will agree upon an arbitrator from the list of labor arbitrators supplied by the American Arbitration Association. The parties understand and agree, however, that disputes arising under Section 10 of this Agreement may be brought in a court of law or equity without submission to arbitration.

(h)    Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in New York, New York or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 12(i). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(i)     Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) as set forth in the preamble to this Agreement or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this Section 12(i) for the service of notices.

Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

(j)    Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SACHEM CAPITAL CORP.,

By:	/s/ John L. Villano
John L. Villano

/s/ Peter J. Cuozzo
Peter J. Cuozzo